SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934




        Date of Report (Date of earliest event reported): March 12, 1999


Commission              Exact Name Of Registrant As             IRS Employer
File Number              Specified In Its Charter             Identification No.
-----------              ----------------------------         ------------------


  1-11505                 MidAmerican Energy Company              42-1425214
                              (An Iowa Corporation)



666 Grand Avenue, P. O. Box 657, Des Moines, Iowa      50303-0657
(Address of principal executive offices)               (Zip Code)





Registrant's telephone number, including area code:    515/242-4300



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Item 1.  Changes in Control of the Registrant.

         On March 12, 1999, the parties to an Agreement and Plan of Merger dated August 11, 1998 completed a transaction whereby MidAmerican Energy Company, an Iowa corporation and operating public utility company (the "Company"), became a wholly owned indirect subsidiary of MidAmerican Energy Holdings Company, an Iowa corporation and the successor by merger to CalEnergy Company, Inc. ("CalEnergy"). Prior to this merger CalEnergy was a Delaware corporation, however, it merged with and into its wholly owned subsidiary, Maverick Reincorporation Sub, Inc., an Iowa corporation ("Maverick") with the surviving entity being an Iowa corporation (the "Reincorporation Merger"). Immediately following the Reincorporation Merger, MAVH Inc., an Iowa corporation and wholly owned subsidiary of CalEnergy, merged (the "Holdings Merger") with and into the Company's parent, MidAmerican Energy Holdings Company, an Iowa corporation ("Holdings"). As a part of the Holdings Merger, Holdings changed its name to MHC Inc. Subsequent to the Holdings Merger, Maverick changed its name to MidAmerican Energy Holdings Company ("Mid-American"). As a result of the Reincorporation Merger and the Holdings Merger, the Company remained a wholly owned subsidiary of MHC Inc. but became an indirect subsidiary of MidAmerican, all other direct and indirect subsidiaries of Holdings each became an indirect subsidiary of MidAmerican and each outstanding share of common stock of Holdings was converted into the right to receive $27.15 in cash.

         CalEnergy and its wholly owned subsidiary MidAmerican Funding LLC ("Funding") financed the purchase of all outstanding shares of Holdings common stock with the net proceeds of a $700 million offering of Funding's senior secured notes and bonds and an equity contribution from CalEnergy. A portion of the CalEnergy equity contribution was provided from approximately $930 million in net proceeds to CalEnergy from its sale of senior notes in September and November of 1998. The balance of the CalEnergy equity contribution was funded from cash on hand, from available borrowings under CalEnergy's lines of credit and from the proceeds of CalEnergy's recently completed sales of a least 50% of its interest in all of its qualifying facility projects.

         A copy of the news release with respect to such transaction is attached as an exhibit to this report.

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Item 4.  Changes in Registrant's Certifying Accountant.

         a. On March 12, 1999, MidAmerican Energy Company and its affiliates (the "Company") became an indirect wholly owned subsidiary of CalEnergy Company, Inc. in a transaction approved by the Board of Directors of the Company's parent on August 11, 1998. Deloitte & Touche LLP serves as the independent accounting firm engaged to audit the financial statements of CalEnergy Company, Inc. and all of its subsidiaries. Accordingly, on March 12, 1999, Company management informed Pricewater-houseCoopers LLP that as a result of the Board-approved transaction, the firm would no longer be engaged as independent accountants for the Company for accounting periods subsequent to the fiscal year ended December 31, 1998. Such termination will be effected upon the filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

         PricewaterhouseCoopers LLP's reports on the Company's financial statements for the two most recent fiscal years ended December 31, 1997 and 1998 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         During the two most recent fiscal years ended December 31, 1997 and 1998, and during the subsequent interim period through March 12, 1999, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its audit reports.

         During the two most recent fiscal years ended December 31, 1997 and 1998, and during subsequent interim periods through March 12, 1999, there were no reportable events (as defined in Securities and Exchange Commission Regulation S-K Item 304(a)(1)(v)).

         The Company requested PricewaterhouseCoopers LLP to furnish a letter addressed to the Commission stating whether it agrees with the above statements. PricewaterhouseCoopers LLP's letter dated March 12, 1999 is filed as Exhibit 16 to this Form 8-K.

         b. By action taken on March 12, 1999, MidAmerican Energy Company's Board of Directors approved the appointment of the accounting firm of Deloitte & Touche LLP as independent accountants for the Company for 1999. During the last two fiscal years ending December 31, 1997 and 1998, and during the subsequent interim period through March 12, 1999, the Company did not consult Deloitte & Touche LLP regarding any of the matters or events set forth in Securities and Exchange Commission Regulation S-K Item 304(a)(2)(i) and (ii).

Item 7.  Financial Statements and Exhibits.

                  (c)  Exhibits.

                  Exhibit No. 16 - Letter from PricewaterhouseCoopers LLP dated March 12, 1999.

                  Exhibit No. 99 - News Release of MidAmerican Energy Company dated March 12, 1999.


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                                    Signature



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                          MIDAMERICAN ENERGY COMPANY



                                          /s/ Paul J. Leighton
                                          Paul J. Leighton
                                          Vice President and Corporate Secretary



March 12, 1999



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